FOR IMMEDIATE RELEASE
July 30, 2003

For further information contact:
Ralph A. Fernandez
Vice President and Chief Financial Officer
Synergy Financial Group, Inc.
(800) 693-3838, extension 3292

                          Synergy Financial Group, Inc.
                     Announces Second Quarter, 2003 Earnings

Cranford,  New  Jersey,  July 30,  2003 - John S.  Fiore,  President  and  Chief
Executive Officer of Synergy Financial Group, Inc. (OTCBB: SYNF), the middle-tier stock holding company of Synergy Bank and Synergy Financial Services, Inc., today announced earnings for the three- and six-month periods ended June 30, 2003. For the three months ended June 30, 2003, net income was $726,993, or $0.22 per basic and diluted share, an increase of 17.4 percent from $619,417 for the same period a year ago. Net income for the six-month period ended June 30, 2003 was $1.6 million, an increase of $434,218, or 38.5 percent, from $1.1 million for the same period a year earlier. Basic and diluted earnings per common share were $0.48 for the first six months of 2003. The improved results are primarily due to the growth and service initiatives undertaken by the Company over the last few years to enhance profitability.

Total assets reached $562.3 million at June 30, 2003, an increase of 51.4 percent, or $190.9 million, from $371.4 million at June 30, 2002. Net loans increased 29.9 percent, or $86.9 million, from $290.2 million on June 30, 2002 to $377.1 million on June 30, 2003. The allowance for loan and lease losses was $3.0 million at June 30, 2003, compared to $1.9 million on June 30, 2002. The increased allowance for loan and lease losses was primarily attributable to a marked increase in total loans. Net deposits reached $442.7 million on June 30, 2003, an increase of 46.7 percent from the $301.7 million reported on June 30, 2002.


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Shareholders' equity at June 30, 2003 totaled $39.5 million, up 65.6 percent, or
$15.7 million, from twelve months ago. The increase is primarily attributable to the minority stock offering of September 17, 2002 that generated additional equity capital of approximately $14 million.

Net interest income during the second quarter of 2003 was $4.8 million, compared to $3.7 million during the same period last year, an increase of 31.6 percent. During the six months ended June 30, 2003, net interest income increased 41.6 percent, from $6.8 million to $9.6 million, when compared to the same period in 2002. This increase was primarily attributable to the growth in assets, a continuing favorable interest rate environment and effective management of interest rate spread.

Non-interest income increased to $651,677 for the second quarter of 2003, from $566,079 for the same period in 2002. This was an increase of $85,598, or 15.1 percent. During the six months ended June 30, 2003, non-interest income totaled $1.0 million compared to $884,923 for the comparable period in 2002. This represents an increase of $148,874, or 16.8 percent. This increase was primarily attributable to growth in service fees and other charges associated with an expanding account base, along with an increase in the value of bank-owned life insurance.

Non-interest expense increased to $4.0 million in the second quarter of 2003, compared with $3.0 million for the second quarter of 2002. During the six months ended June 30, 2003, non-interest expense totaled $7.8 million, compared to $5.4 million for the same period in 2002, an increase of $2.4 million, or 44.0 percent. The increase in non-interest expense is primarily due to increased operating expenses associated with new branch offices, six of which opened in the final three quarters of 2002 and two that were added with the acquisition of First Bank of Central Jersey in January 2003.

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About Synergy Financial Group, Inc.

Synergy Financial Group, Inc. (the "Company) is the holding company for Synergy Bank and Synergy Financial Services, Inc. A majority of the stock of the Company is held by Synergy, MHC, a federal mutual holding company. The Company is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. Synergy offers consumer banking, mortgage lending, commercial banking, consumer finance, Internet banking, and financial services through a network of 18 branch offices located in Middlesex, Monmouth, Morris, and Union counties New Jersey.

Forward-Looking Statements

This press release contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts.

When used in this press release, the words "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning, or future or conditional verbs, such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others,

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discussed under the heading "RISK FACTORS" in Synergy  Financial  Group,  Inc.'s
August 9, 2002 Prospectus.

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